Exhibit 99.3

Adaptimmune Announces First Patient to Receive One Billion Target Cell Dose after Positive Safety Data from Pilot Study with MAGE-A4 SPEAR T-cells

- No evidence of off-target toxicity at 100 million cells for second wholly owned asset -

- Synovial sarcoma and MRCLS added to the seven solid tumors already in the MAGE-A4 basket study -

PHILADELPHIA, Pa. and OXFORD, U.K., June 04, 2018 — Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, today announced that the independent safety review committee has recommended dose escalation in the MAGE-A4 basket study, based on an acceptable safety profile in three patients dosed with 100 million cells. The company will start treating patients with the target dose of one billion transduced MAGE-A4 SPEAR T-cells in the ongoing basket study.

In addition, after confirming expression levels for MAGE-A4 from synovial sarcoma and myxoid/round cell liposarcoma (MRCLS) tumor samples, Adaptimmune has amended the study to add these two indications to the ongoing basket study, which already includes bladder, melanoma, head & neck, esophageal, gastric, ovarian, and non-small cell lung (NSCLC) cancers. Screening of patients with synovial sarcoma and MRCLS is ongoing.

“Today’s announcement that we are dosing patients with one billion cells, which we believe is a potentially therapeutic dose based on data from NY-ESO, means that we are on target to get response data in our MAGE-A4 study, to which we have added two solid tumor indications, in 2018,” said James Noble, Adaptimmune’s Chief Executive Officer. “This follows the earlier announcement that pilot studies in our other program, MAGE-A10, have also moved to the one billion cells dose.”

Target validation, investigating antigen expression in tumor samples, has been a key focus for Adaptimmune to understand the breadth of patients that have the potential to benefit from SPEAR T-cell treatment. Data from monitoring target antigen expression levels across literature, databases, and tumor samples indicate that MAGE-A4 is expressed in both synovial sarcoma and MRCLS. Evaluation of expression of target antigens, including MAGE-A4, in other cancers will continue.

The MAGE-A4 basket study is a Phase 1, open-label, pilot study to evaluate the safety and efficacy of Adaptimmune’s SPEAR T-cells targeting MAGE-A4 in cancers in which MAGE-A4 is expressed.

Conference Call Information

The Company will host a live teleconference to answer questions about the updated safety data today, June 4, 2018, at 8:00 a.m. EDT (1:00 p.m. BST). The live webcast of the conference call will be available via the events page of Adaptimmune’s corporate website at https://bit.ly/2shwniM. An archive will be available after the call at the same address. To participate in the live conference call, if preferred, please dial please dial +1-(833) 652-5917 (U.S.) or +1-(430) 775-1624 (International). After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (9199456).

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune is currently conducting clinical trials with SPEAR T-cells targeting MAGE-A4, -A10, and AFP across several solid tumor indications. GlaxoSmithKline plc (LSE:GSK) (NYSE:GSK) exercised its option to exclusively license the right to research, develop, and commercialize Adaptimmune’s NY-ESO SPEAR T-cell therapy program in September 2017. Transition of this program to GSK is ongoing. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report filed on form 10-Q with the Securities and Exchange Commission (SEC) on May 9, 2018 and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com